                                      COMPOSITE
                             CERTIFICATE OF INCORPORATION
                                          OF
                                VLSI TECHNOLOGY, INC.
                        (AS AMENDED THROUGH FEBRUARY 22, 1999)

     1. NAME. The name of the corporation is VLSI Technology, Inc. (the "Corporation").

     2. AGENT FOR SERVICE. The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

     3. BUSINESS. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4.   CAPITALIZATION

          (a) CLASSES OF STOCK. This Corporation is authorized to issue two classes of shares designated respectively "Common Shares" and "Preferred Shares". The total number of shares which this Corporation shall have the authority to issue is Two Hundred Two Million (202,000,000), of which Two Hundred Million (200,000,000) shall be Common Shares and Two Million (2,000,000) shall be Preferred Shares. Each Common Share and each Preferred Share shall have a par value per share of $.01, and the aggregate par value of the Common Shares and the Preferred Shares shall be $2,000,000 and $20,000, respectively, for an aggregate par value of $2,020,000.

          (b) COMMON SHARES. The Common Shares authorized by this Certificate of Incorporation shall be designated "Common Stock" and shall consist of Two Hundred Million (200,000,000) shares.

          (c)  [DELETED]

          (d) PREFERRED SHARES. The Preferred Shares authorized by this Certificate of Incorporation shall be issued in series. The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares of Preferred Shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of shares of any series.

          (e)  [DELETED]

          (f)  SERIES A PARTICIPATING PREFERRED STOCK.

               A. DESIGNATION AND AMOUNT. The first series of Preferred Shares issued by this Corporation shall be designated as "Series A Participating Preferred Stock", par value $.01 per share, and the number of shares constituting such series shall be 108,000.

               B.   DIVIDENDS AND DISTRIBUTIONS.

                    (1) Subject to the prior and superior right of the holders of any shares of any series of Preferred Shares ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share (or fraction of a share) of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, (i) 1,000 times the aggregate per share amount of all cash dividends ("Cash Dividends"), plus (ii) 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock by reclassification or otherwise) ("Qualifying In-Kind Dividends"), declared on the Common Stock of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share (or fraction of a share) of Series A Participating Preferred Stock. In the event the Corporation shall at any time after August 11, 1992 (the "Rights Declaration Date") (I) declare any dividend on Common Stock payable in shares of Common Stock, (II) subdivide the outstanding Common Stock by a stock split or otherwise, or (III) combine the outstanding Common Stock into a smaller number of shares by a reverse stock split or otherwise (the events described in the foregoing subsections (I), (II) and (III) of this subparagraph (B)(1) are referred to herein as "Adjustment Events"), then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, (x) the numerator of which is the number of shares of Common Stock outstanding immediately after such event and (y) the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                    (2) The corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in subparagraph (B)(1) above immediately after it declares a Cash Dividend or Qualifying In-Kind Dividend on the Common Stock.

                    (3) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such shares of Series A Participating Preferred Stock, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

               C. VOTING RIGHTS. The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

                    (1) Subject to the provision for adjustment hereinafter set forth, each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event that an Adjustment Event shall occur at any time after the Rights Declaration Date, then in each such case the number of votes per share to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, (x) the numerator of which is the number of shares of Common Stock outstanding immediately after such event and
(y) the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                    (2) Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                    (3) Except as required by law, holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

               D.   CERTAIN RESTRICTIONS.

                    (1) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share (or fraction of a share) of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by subparagraph (B) hereof.

                    (2) Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in subparagraph (B) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                         (a)  declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

                         (b)  declare or pay dividends on, make any other
distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

                         (c)  redeem or purchase or otherwise acquire for
consideration any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock;

                         (d)  purchase or otherwise acquire for consideration
any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                    (3) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (D)(1) hereof, purchase or otherwise acquire such shares at such time and in such manner.

               E. REACQUIRED SHARES. Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

               F.   LIQUIDATION, DISSOLUTION OR WINDING UP

                    (1) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Participating Preferred Stock shall have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to the greater of (a) $1,000 per share, provided that in the event the Corporation does not have sufficient assets, after payment of its liabilities and distribution to holders of Preferred Shares ranking prior to the Series A Participating Preferred Stock, available to permit payment in full of the $1,000 per share amount, the amount required to be paid under this subparagraph (F)(1)(a) shall, subject to subparagraph (F)(2) hereof, equal the value of the amount of available assets divided by the number of outstanding shares of Series A Participating Preferred Stock or (b) subject to the provisions for adjustment hereinafter set forth, 1,000 times the aggregate per share amount to be distributed to the holders of Common Stock (the greater of (a) or (b) is referred to as the "Series A Liquidation Preference"). In the event that an Adjustment Event shall occur at any time after the Rights Declaration Date, then in each such case the amount to which holders of shares of Series A Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (x) the numerator of which is the number of shares of Common Stock that were outstanding immediately after such event and
(y) the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                    (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preferences and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences.

               G. CONSOLIDATION, MERGER AND SIMILAR EVENTS. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event that an Adjustment Event shall occur at any time after the Rights Declaration Date, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction (x) the numerator of which is the number of shares of Common Stock outstanding immediately after such event and (y) the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               H. NO REDEMPTION. The shares of Series A Participating Preferred Stock shall not be redeemable.

               I. NO CONVERSION. The shares of Series A Participating Preferred Stock shall not be convertible into any other class or series of stock.

               J. RANKING. The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

               K. AMENDMENT. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a class.

               L. FRACTIONAL SHARES. Series A Participating Preferred Stock may be issued in fractions of a share, which fractional shares shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock."

     5. INCORPORATOR. The name and mailing address of the incorporator are as follows:

               Ann Yvonne Walker, Esq.
               Wilson, Sonsini, Goodrich & Rosati
               Professional Corporation
               650 Page Mill Road

               Palo Alto, CA 94304-1050

     6.   PERPETUAL EXISTENCE.  The Corporation is to have perpetual existence.

     7. AMENDMENT OF BYLAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     8. NUMBER OF DIRECTORS. The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

     9. CUMULATIVE VOTING. At all elections of directors of the Corporation, each holder of stock or of any class or classes thereof or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as he may see fit, provided that he may not cast votes for more than the number of directors to be elected. The specifics and procedures for cumulative voting shall be as set forth in the Bylaws of the Corporation.

     10. STOCKHOLDER MEETINGS; RECORDS. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     11. LIMITATION OF DIRECTORS' LIABILITY. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this
Article 11, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     12. NOTICES. Advance notice by stockholders of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

     13. AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.